Filed Pursuant to Rule 433
Dated August 19, 2019
Registration Statement No. 333-216219

3M Company

$500,000,000 1.750% Notes due 2023

$750,000,000 2.000% Notes due 2025

$1,000,000,000 2.375% Notes due 2029
$1,000,000,000 3.250% Notes due 2049

Summary of Terms

1.750% Notes due 2023

Issuer:	3M Company

Expected Ratings*:	A1 (Stable) / AA- (Negative) (Moody’s / S&P)

Security Description:	SEC-Registered 3-year Fixed Rate Notes

Principal Amount:	$500,000,000

Trade Date:	August 19, 2019

Settlement Date:	August 26, 2019 (T+5)

Maturity Date:	February 14, 2023

Coupon:	1.750% per annum

Interest Payment Dates:	Payable semi-annually on the 14th day of February and August, beginning February 14, 2020

Regular Record Date:	The 15th calendar day immediately preceding the applicable Interest Payment Date

Day Count Convention:	30/360

Benchmark Treasury:	1.500% due August 15, 2022

Benchmark Treasury Price / Yield:	100-01 / 1.489%

Re-offer Spread to Benchmark Treasury:	T + 37.5 bps

Re-offer Yield:	1.864%

Price to Public:	99.619% of the principal amount

Gross Proceeds:	$498,095,000

CUSIP / ISIN:	88579Y BL4 / US88579YBL48

Minimum Denominations:	$2,000 by $1,000

Optional Redemption:

At any time prior to January 14, 2023 (one month prior to their maturity), the Issuer will have the option to redeem the notes, in whole or from time to time in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) as determined by the quotation agent, the sum of (a) the present value of the payment of principal on the notes to be redeemed and (b) the present values of the scheduled payments of interest on the notes to be redeemed that would have been payable from the date of redemption to January 14, 2023 (not including any portion of the payments of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year, consisting of twelve 30-day months), at the Treasury Rate plus 10 basis points, plus accrued and unpaid interest on the notes to be redeemed to the redemption date. In addition, at any time on and after January 14, 2023, the Issuer will have the option to redeem the notes in whole, but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Special Mandatory Redemption:

In the event that the Issuer does not consummate the acquisition of Acelity, Inc. on or prior to May 1, 2020 or the stock purchase agreement in connection with the acquisition is terminated at any time prior thereto, the Issuer will be required to redeem all of the notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date.

Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc.
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC Barclays Capital Inc. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time.

2.000% Notes due 2025

Issuer:	3M Company

Expected Ratings*:	A1 (Stable) / AA- (Negative) (Moody’s / S&P)

Security Description:	SEC-Registered 5-year Fixed Rate Notes

Principal Amount:	$750,000,000

Trade Date:	August 19, 2019

Settlement Date:	August 26, 2019 (T+5)

Maturity Date:	February 14, 2025

Coupon:	2.000% per annum

Interest Payment Dates:	Payable semi-annually on the 14th day of February and August, beginning February 14, 2020

Regular Record Date:	The 15th calendar day immediately preceding the applicable Interest Payment Date

Day Count Convention:	30/360

Benchmark Treasury:	1.750% due July 31, 2024

Benchmark Treasury Price / Yield:	101-11 / 1.467%

Re-offer Spread to Benchmark Treasury:	T + 65 bps

Re-offer Yield:	2.117%

Price to Public:	99.399% of the principal amount

Gross Proceeds:	$745,492,500

CUSIP / ISIN:	88579Y BH3 / US88579YBH36

Minimum Denominations:	$2,000 by $1,000

Optional Redemption:

At any time prior to January 14, 2025 (one month prior to their maturity), the Issuer will have the option to redeem the notes, in whole or from time to time in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) as determined by the quotation agent, the sum of (a) the present value of the payment of principal on the notes to be redeemed and (b) the present values of the scheduled payments of interest on the notes to be redeemed that would have been payable from the date of redemption to January 14, 2025 (not including any portion of the payments of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year, consisting of twelve

30-day months), at the Treasury Rate plus 10 basis points, plus accrued and unpaid interest on the notes to be redeemed to the redemption date. In addition, at any time on and after January 14, 2025, the Issuer will have the option to redeem the notes in whole, but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Special Mandatory Redemption:

In the event that the Issuer does not consummate the acquisition of Acelity, Inc. on or prior to May 1, 2020 or the stock purchase agreement in connection with the acquisition is terminated at any time prior thereto, the Issuer will be required to redeem all of the notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date.

Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc.
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC Barclays Capital Inc. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time.

2.375% Notes due 2029

Issuer:	3M Company

Expected Ratings*:	A1 (Stable) / AA- (Negative) (Moody’s / S&P)

Security Description:	SEC-Registered 10-year Fixed Rate Notes

Principal Amount:	$1,000,000,000

Trade Date:	August 19, 2019

Settlement Date:	August 26, 2019 (T+5)

Maturity Date:	August 26, 2029

Coupon:	2.375% per annum

Interest Payment Dates:	Payable semi-annually on the 26th of February and August, beginning February 26, 2020

Regular Record Date:	The 15th calendar day immediately preceding the applicable Interest Payment Date

Day Count Convention:	30/360

Benchmark Treasury:	1.625% due August 15, 2029

Benchmark Treasury Price / Yield:	100-08 / 1.598%

Re-offer Spread to Benchmark Treasury:	T + 90 bps

Re-offer Yield:	2.498%

Price to Public:	98.918% of the principal amount

Gross Proceeds:	$989,180,000

CUSIP / ISIN:	88579Y BJ9 / US88579YBJ91

Minimum Denominations:	$2,000 by $1,000

Optional Redemption:

At any time prior to May 26, 2029 (three months prior to their maturity), the Issuer will have the option to redeem the notes, in whole or from time to time in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) as determined by the quotation agent, the sum of (a) the present value of the payment of principal on the notes to be redeemed and (b) the present values of the scheduled payments of interest on the notes to be redeemed that would have been payable from the date of redemption to May 26, 2029 (not including any portion of the payments of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year, consisting of twelve 30-day months), at the Treasury Rate plus 15 basis points, plus accrued and unpaid interest on the notes to be redeemed to the redemption date. In addition, at any time on and after May 26, 2029, the Issuer will have the option to redeem the notes in whole, but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Special Mandatory Redemption:

In the event that the Issuer does not consummate the acquisition of Acelity, Inc. on or prior to May 1, 2020 or the stock purchase agreement in connection with the acquisition is terminated at any time prior thereto, the Issuer will be required to redeem all of the notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date.

Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc.
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC Barclays Capital Inc. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time.

3.250% Notes due 2049

Issuer:	3M Company

Expected Ratings*:	A1 (Stable) / AA- (Negative) (Moody’s / S&P)

Security Description:	SEC-Registered 30-year Fixed Rate Notes

Principal Amount:	$1,000,000,000

Trade Date:	August 19, 2019

Settlement Date:	August 26, 2019 (T+5)

Maturity Date:	August 26, 2049

Coupon:	3.250% per annum

Interest Payment Dates:	Payable semi-annually on the 26th day of February and August, beginning February 26, 2020

Regular Record Date:	The 15th calendar day immediately preceding the applicable Interest Payment Date

Day Count Convention:	30/360

Benchmark Treasury:	2.875% due May 15, 2049

Benchmark Treasury Price / Yield:	117-23+ / 2.073%

Re-offer Spread to Benchmark Treasury:	T + 130 bps

Re-offer Yield:	3.373%

Price to Public:	97.690% of the principal amount

Gross Proceeds:	$976,900,000

CUSIP / ISIN:	88579Y BK6 / US88579YBK64

Minimum Denominations:	$2,000 by $1,000

Optional Redemption:

At any time prior to February 26, 2049 (six months prior to their maturity), the Issuer will have the option to redeem the notes, in whole or from time to time in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) as determined by the quotation agent, the sum of (a) the present value of the payment of principal on the notes to be redeemed and (b) the present values of the scheduled payments of interest on the notes to be redeemed that would have been payable from the date of redemption to February 26, 2049 (not including any portion of the payments of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year, consisting of twelve 30-day months), at the Treasury Rate plus 20 basis points, plus accrued and unpaid interest on the notes to be redeemed to the redemption date. In addition, at any time on and after February 26, 2049, the Issuer will have the option to redeem the notes in whole, but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Special Mandatory Redemption:

In the event that the Issuer does not consummate the acquisition of Acelity, Inc. on or prior to May 1, 2020 or the stock purchase agreement in connection with the acquisition is terminated at any time prior thereto, the Issuer will be required to redeem all of the outstanding notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date.

Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc.
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC Barclays Capital Inc. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time.

It is expected  that delivery of the notes will be made against payment therefor on or about August 26, 2019, which is the fifth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as not available to retail in the European Economic Area.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and prospectus supplement thereto in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll free at 1-866-471-2526, BofA Securities, Inc. toll free at 1-800-294-1322, Morgan Stanley & Co. LLC toll free at 1-866-718-1649 and Wells Fargo Securities, LLC toll free at 1-800-645-3751.